Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of Neoprobe Corporation and Subsidiaries listed below of our report dated February 20, 1998, on our audit of the consolidated statements of operations, stockholders' equity, and cash flows of Neoprobe Corporation and Subsidiaries for the year ended December 31, 1997, which report is included in this Annual Report on the Form 10-K.

Form S-3 File No. 33-72700
Form S-3 File No. 33-73622
Form SB-2 File No. 33-86000
Form S-3 File No. 33-93438
Form S-3 File No. 33-93858
Form S-3 File No. 333-15989
Form S-8 File No. 33-70074
Form S-8 File No. 33-81410
Form S-8 File No. 333-05143



                                                      PricewaterhouseCoopers LLP


Columbus, Ohio
March 29, 2000